EXHIBIT 23



                           INDEPENDENT ACCOUNTANTS' CONSENT


             The Board of Directors
             Statewide Financial Corp.:

             We consent to incorporation by reference in the Registration Statements (No. 33-96844) on Form S-8, (No.3 33-09665) on
             Form S-8, (No. 333-46063) on Form S-8 and (No. 333-46065) on
             Form S-8 of our report dated January 26, 1999, relating to the consolidated statements of financial condition of Statewide Financial Corp. and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Statewide Financial Corp.


             KPMG LLP



             Short Hills, New Jersey
             March 26, 1999